================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Channell Commercial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                        CHANNELL COMMERCIAL CORPORATION
                           _________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 21, 2001
                              __________________


   The 2001 Annual Meeting (the "Meeting") of the Stockholders of Channell Commercial Corporation, a Delaware corporation (the "Company"), will be held at 9:00 a.m., local time, on May 21, 2001, at the Embassy Suites Hotel, 29345 Rancho California Road, Temecula, California 92592, to consider and vote on the following matters:

   1. The election of two directors to serve on the Company's Board of Directors;

   2. To ratify the selection of Grant Thornton LLP as the Company's independent public accountants;

   3. To transact such other business as may properly come before said annual Meeting or any postponement or adjournment thereof.

   Only stockholders of record at the close of business on April 9, 2001 of the Company's Common Stock will be entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

                                    By order of the Board of Directors,


                                    /s/ Jacqueline M. Channell
                                    Jacqueline M. Channell
                                    Secretary


Temecula, California
April 23, 2001

                        Channell Commercial Corporation
                                26040 Ynez Road
                       Temecula, California  92591-9022

                        ANNUAL MEETING OF STOCKHOLDERS
                                 May 21, 2001
                               ________________

                                PROXY STATEMENT
                           ________________________

                            SOLICITATION OF PROXIES

   This proxy statement is solicited on behalf of the Board of Directors of Channell Commercial Corporation, a Delaware corporation (the "Company"), for use at the 2001 Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 29345 Rancho California Road, Temecula, California 92592 on May 21, 2001 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof (the "Meeting").

   All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR (i) the election of the nominees listed in the proxy for election to the Board of Directors, and (ii) the ratification of the selection of Grant Thornton LLP as the Company's independent public accountants.

   Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the address set forth above, by presenting at the Meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the Meeting and voting in person by the person who executed the proxy.

   This proxy statement is being mailed to the Company's stockholders on or about April 23, 2000. The Company has retained a firm to assist in the distribution of proxies by mail for an estimated fee of $5,000 plus reimbursement for certain expenses, which will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding material regarding the Meeting to beneficial owners of the Company's Common Stock.

                     OUTSTANDING SHARES AND VOTING RIGHTS

   Only holders of record of the 9,077,293 shares of common stock of the Company ("Common Stock") outstanding at the close of business on the record date, April 9, 2001, will be entitled to notice of, and to vote at, the Meeting. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of Common Stock held of record by such stockholder on April 9, 2001.

   In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Common Stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. All other proposals to come before the Meeting require the approval of a majority of the shares of stock having voting power present. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth as of March 15, 2001 certain information as to the beneficial ownership of Common Stock by: (i) each of the Company's directors, (ii) the Company's chief executive officer and each of the four other most highly compensated executive officers as indicated in the Summary Compensation Table under Executive Compensation below, (iii) all directors and executive officers as a group, and (iv) each person believed by the Company to beneficially own more than five percent (5%) of the outstanding Common Stock. In each instance, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within the direct knowledge of the Company.

                                                  Amount and Nature of
                                                   Beneficial Ownership
                                      --------------------------------------------
        Name and Address              Number of Shares      Exercisable                    Percent
     of Beneficial Owner(1)               Owned             Options(2)          Total      of Class
  ----------------------------       ------------------    ------------         -----      --------
  William H. Channell Sr. and              3,250,830              -            3,250,830      35.8%
  Jacqueline M. Channell, as
  co-trustees of the Channell
  Family Trust (3)
  26040 Ynez Road
  Temecula, CA  92591-9022

  William H. Channell, Jr.                 1,206,850        183,334            1,390,184      14.8%
  26040 Ynez Road
  Temecula, CA  92591-9022

  Jacqueline M. Channell                           -          3,668                3,668       *
  26040 Ynez Road
  Temecula, CA  92591-9022

  Eugene R. Schutt, Jr.                        2,000          3,668                5,668       *
  24 Old Ranch Road
  Laguna Niguel, CA  92677

  Richard A. Cude                                427          3,668                4,095       *
  2455 Terrace Avenue
  Central Lake, MI  49622

  Thomas Liguori                                   -          8,334                8,334     0.1%
  26040 Ynez Road
  Temecula, CA  92591-9022

  Edward J. Burke                                  -         27,834               27,834     0.3%
  26040 Ynez Road
  Temecula, CA  92591-9022

  Andrew M. Zogby                                300         30,667               30,967     0.3%
  26040 Ynez Road
  Temecula, CA  92591-9022

  (continued on next page)

  (continued from previous page)

                                                                Amount and Nature of
                                                                 Beneficial Ownership
                                                        --------------------------------
            Name and Address                          Number of Shares   Exercisable                 Percent
         of Beneficial Owner(1)                            Owned          Options(2)      Total     of Class
      ----------------------------                    ----------------  --------------  ---------  ---------
      Wellington Management
          Company, LLP (4)                                   642,800            -         642,800        7.1%
      75 State Street
      Boston, MA  02109

      Royce and Associates (4)                               607,500            -         607,500        6.7%
      1414 Avenue of the Americas
      New York, NY 10019

      Carrie S. Rouveyrol (5)                                450,000            -         450,000        5.0%
      P.O. Box 1080
      Stinson Beach, CA 94970

      The Taylor Family Trust (5)                            469,960            -         469,960        5.2%
      1450 Ravenswood Lane
      Riverside, CA  92506

  All present directors and executive officers
      as a group (13 in number)                            4,461,207      321,343       4,782,550       50.9%

___________________

*   Represents ownership of less than 0.1%

(1) The persons in this table have sole voting, investment and dispositive power with respect to all shares of the Common Stock shown as owned by them, subject to community property laws where applicable.

(2) This information represents outstanding options exercisable currently or within 60 days of this Proxy Statement.

(3) William H. Channell, Sr. and his wife, Jacqueline M. Channell, are the co-trustees of the Channell Family Trust which is the shareholder of record of the shares shown on the table as beneficially owned by the Channell Family Trust. Together, they have sole voting and dispositive power over the shares of Common Stock owned by such trust.

(4) This information reported on Schedule 13G filed by Wellington Management Company, LLP and Royce and Associates as of December 31, 2000.

(5) Carrie Rouveyrol and Michelle Taylor, who is a co-trustee of the Taylor Family Trust, are daughters of William H. Channell, Sr. and Jacqueline M. Channell and sisters of William H. Channell, Jr. Ms. Taylor and her husband, Roy Taylor, are the sole trustees of the Taylor Family Trust and together have sole voting and dispositive power over the shares of Common Stock held by such trust.

                       EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information with respect to the Company's current executive officers and directors and their ages as of December 31, 2000.


                Name                   Age                Positions
               -----                   ---                ---------

William H. Channell, Sr..............   72  Chairman of the Board and
                                             Chief Executive Officer

William H. Channell, Jr..............   43  President, Chief Operating Officer
                                             and Director

Thomas Liguori.......................   42  Chief Financial Officer

Edward J. Burke......................   45  Vice President, Corporate Engineering

Andrew M. Zogby......................   40  Vice President, Corporate Marketing

Jacqueline M. Channell...............   69  Secretary and Director

Eugene R. Schutt, Jr.................   47  Director

Richard A. Cude......................   67  Director

Peter J. Hicks.......................   51  Director

Graham Gardner.....................     52  Managing Director, Europe

Timothy Hankinson....................   48  Managing Director, Australia and Asia

Gary M. Napolitano...................   45  Vice President, RF Products

Gary W. Baker........................   57  Vice President, Finance

  The Company's Board of Directors was comprised of six members at December 31, 2000. The directors of the Company are staggered into three classes, with the directors in a single class elected at each annual meeting of stockholders to serve for a term of three years or until their successors have been elected and qualified. Two of the Company's directors are to be elected at the Meeting to a three-year term expiring in 2004. The authorized number of members of the Board of Directors is currently seven. The executive officers of the Company serve at the pleasure of the Board of Directors.

                   CONTINUING DIRECTORS OTHER THAN NOMINEES

  William H. Channell, Sr., the son of the Company's founder, James W. Channell, has been the Chairman of the Board and Chief Executive Officer since the Company's initial public offering in 1996 (the "Initial Public Offering"). Prior to this time, he had held the position of President and Chief Executive Officer since 1966. Mr. Channell, Sr. is a co-trustee of the Channell Family Trust, which is a principal stockholder of the Company, and is the husband of Jacqueline M. Channell and the father of William H. Channell, Jr. His term as a Director expires in 2002.

  William H. Channell, Jr. has been President and Chief Operating Officer of the Company since the Initial Public Offering. He has been a Director of the Company since 1984. Since joining the Company in 1979, Mr. Channell, Jr. has held the positions of Executive Vice President, Director of Marketing and National Sales Manager. Mr. Channell, Jr. is a principal stockholder of the Company and is the son of William H. Channell, Sr. and Jacqueline M. Channell. His term as a Director expires in 2003.

  Eugene R. Schutt, Jr. has been a Director of the Company since July 1996. Mr. Schutt is the President and CEO of FirstDoor.com, Inc. Prior to joining FirstDoor.com, he served as CEO of CD1Financial.com, an automotive finance and leasing company owned by CarsDirect.com. Mr. Schutt has also served as President of Avco Financial Services and Pratt Industries, Inc. Mr. Schutt has over 26 years of experience in executive management positions and has served on the board of directors of numerous companies. Mr. Schutt's term as a Director expires in 2002.

  Richard A. Cude became a Director of the Company during 1996. Mr. Cude has been the General Manager of the Los Angeles Support Center for Courtaulds PLC London, England since 1994 and has served in various capacities with Courtaulds since 1988. Prior to that, Mr. Cude has been with various companies involved in the marketing of products to the communications and telecommunications industry. Mr. Cude is currently retired. Mr. Cude's term as a Director expires in 2003.

                              EXECUTIVE OFFICERS

  Thomas Liguori has been the Company's Chief Financial Officer since April 2000. Mr. Liguori joined the Company from Dole Food Company, where he served as Chief Financial Officer of Dole Europe in Paris, France. From 1992 to 1996 he held various financial positions with Teledyne Inc., including Vice President, Finance for a manufacturer of consumer and industrial products. From 1986 to 1992 Mr. Liguori was a management consultant with Deliotte & Touche. He has 20 years of financial, accounting and management experience.

  Edward J. Burke has been the Company's Vice President, Corporate Engineering since May 1996 and has served in various similar capacities with the Company since 1984. Mr. Burke has held various technical positions in the thermoplastic product engineering and tooling design field since 1978.

  Andrew M. Zogby has been the Company's Vice President, Corporate Marketing since March 1996. Prior to joining the Company, Mr. Zogby was Director of Strategic Marketing, Broadband Connectivity Group for ADC Telecommunications, a publicly traded, telecommunications equipment supplier to both telephone and CATV network providers worldwide. He had been with ADC Telecommunications since 1990. Mr. Zogby has held various technical marketing positions in the telecommunications equipment industry since 1984.

  Graham Gardner joined the Company in 1998 as Managing Director, Europe as a result of the acquisition of Egerton. Mr. Gardner had been Managing Director of Egerton since 1986. Mr. Gardner has been in the telecommunications equipment industry since 1971.

  Timothy Hankinson joined the Company in 1998 as Managing Director, Australia and Asia as a result of the acquisition of Egerton. Mr. Hankinson had been Managing Director of Egerton since 1991. Prior to 1991, Mr. Hankinson had served as General Manager of an Australian aircraft manufacturer.

  Gary M. Napolitano joined the Company in January 1997 as Vice President and General Manager of RF Products as a result of the acquisition of RMS. Mr. Napolitano had been President of RMS since 1992 and was the Vice President, Finance prior to becoming President.

  Gary W. Baker has been the Company's Vice President, Finance since May 1996, and served as Chief Financial Officer from 1990 to April 2000. Mr. Baker was the Company's Corporate Controller from 1985 to 1990. From 1983 to 1985, Mr. Baker was the Corporate Controller of Symbolics, Inc., a publicly traded manufacturer of computer products, and has over 30 years of public and private accounting experience.

                           COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company (except as indicated below) receive no additional compensation for their services as directors. The Company's non-management directors receive compensation consisting of an annual retainer fee of $15,000 plus $1,000 for attendance at any meeting of the Board of Directors or any committee thereof, plus direct out-of-pocket costs related to such attendance. Mrs. Channell also receives non-management director retainer and attendance fees. Mrs. Channell does not receive separate compensation for serving as the Company's Secretary. In addition, pursuant to the Company's 1996 Incentive Stock Plan (as described below), each non-management director (including Mrs. Channell) at the time of the Company's Initial Public Offering received options to acquire 1,000 shares of the Company's Common Stock with an exercise price equal to the Initial Public

Offering price, and on the date of each of the Company's annual stockholder meetings after the Initial Public Offering, each non-management director (including non-executive officers who serve as directors) serving on the Board of Directors immediately following such meeting are to receive options to acquire an additional 1,000 shares of the Company's Common Stock with an exercise price equal to the market value of the Common Stock on the date such options are granted. These options will become exercisable at a rate of 33 1/3% per year commencing on the first anniversary of the date of issuance and will have a term of 10 years.

                            EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the annual and long-term accrual basis compensation of the Company's Chief Executive Officer and the four additional most highly compensated executive officers for the years ended December 31, 2000, 1999 and 1998 (collectively, the "Named Officers").

                                                                      Other Annual
       Name and Positions                   Annual Compensation       Compensation
                                            -------------------                       Restricted Stock
      Held with the Company        Years  Salary ($)    Bonus ($)      ($)(1)           Awards ($)
      ---------------------        -----  ----------    ---------      ------         ----------------
William H. Channell, Sr..........   2000  $420,000      $166,667       $    -             $  -
    Chairman of the Board and       1999   420,000             -            -                -
    Chief Executive Officer         1998   520,000             -            -                -

William H. Channell, Jr. (3).....   2000  $598,000      $605,000       $    -             $  -
    President and Chief             1999   520,000             -            -                -
    Operating Officer               1998   520,000       360,000            -                -

Thomas Liguori...................   2000  $150,000      $ 78,000       $    -             $  -
    Chief Financial Officer

Edward J. Burke..................   2000  $146,219      $ 88,405       $    -             $  -
    Vice President,                 1999   141,505        87,141            -                -
    Corporate Engineering           1998   136,063        81,666            -                -

Andrew M. Zogby..................   2000  $172,113      $114,983       $    -             $  -
    Vice President,                 1999   167,205        24,335            -                -
    Corporate Marketing

                                                    Securities
                                                    Underlying        LTIP             All Other
                                                     Options/         Payouts         Compensation
                                                     SARs(#)           ($)               ($)(2)
                                                     ----------       ----               ------
William H. Channell, Sr..........                           -         $    -            $      -
    Chairman of the Board and                               -              -                   -
    Chief Executive Officer                                 -              -                   -

William H. Channell, Jr. (3).....                           -         $    -            $  3,588
    President and Chief                                50,000              -               3,120
    Operating Officer                                  25,000              -               4,257

Thomas Liguori...................                    $ 25,000              -            $    900
    Chief Financial Officer

Edward J. Burke..................                      10,000         $    -            $  4,365
    Vice President,                                     5,500              -               4,245
    Corporate Engineering                               2,000              -               4,082
Andrew M. Zogby..................                       6,750         $    -            $  5,163
    Vice President,                                     6,000              -               5,000
    Corporate Marketing

_______________
(1) For each individual named, compensation excludes perquisites and other personal benefits, that did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual.
(2)  Payments to the Company's 401K plan.
(3) The bonus of William H. Channell, Jr. shown in 2000 is based in part on Company performance in 1999. See "Incentive Compensation Plan". The remainder of the bonus was based on 2000 performance.

                         DESCRIPTION OF CERTAIN PLANS

1996 Incentive Stock Plan

     The Company's 1996 Incentive Stock Plan (the "Stock Plan") currently permits the granting to the Company's key employees, directors and other service providers of (i) options to purchase shares of the Company's Common Stock and
(ii) shares of the Company's Common Stock that are subject to certain vesting and other restrictions ("Restricted Stock"). Initially, a maximum of 750,000 shares of Common Stock were reserved for issuance under the Stock Plan. In 1999, the Stock Plan was amended to allow a maximum of 1,500,000 shares to be issued under the Plan.

     During 2000, the Company granted 122,050 "non-qualified" options to 38 employees and directors. After cancellation of options previously issued to terminated employees, there were options to acquire 848,950 shares of Common Stock outstanding at December 31, 2000. These options vest at a rate of 33 1/3% per year beginning on the first anniversary of the date of issuance and have a term of 10 years.

     The Stock Plan is administered by the Compensation Committee of the Board of Directors. The aggregate number of stock options or shares of Restricted Stock that may be granted to any single participant under the Stock Plan during any fiscal year of the Company is 100,000. The purpose of the Stock Plan is to secure for the Company and its stockholders the benefits arising from stock ownership by key employees, directors and other service providers selected by the Compensation Committee.

     All options granted under the Stock Plan are non-transferable and exercisable in installments determined by the Compensation Committee, except that each option is to be exercisable in minimum annual installments of 20% commencing with the first anniversary of the option's grant date. Each option granted has a term specified in the option agreement, but all options expire no later than ten years from the date of grant. Options under the Stock Plan may be designated as "incentive stock options" for federal income tax purposes or as options which are not qualified for such treatment, or "non-qualified stock options". In the case of incentive stock options, the exercise price must be at least equal to the fair market value of the stock on the date the option is granted. The exercise price of a non-qualified option need not be equal to the fair market value of the stock at the date of grant, but may be granted with any exercise price which is not less than 85% of the fair market value at the time the option is granted, as the Compensation Committee may determine. The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any employee under the Stock Plan (or any other plan of the Company) which may become exercisable for the first time in any one calendar year may not exceed $100,000.

     Upon exercise of any option, the purchase price must generally be paid in full either in cash or by certified or cashier's check. However, in the discretion of the Compensation Committee, the terms of a stock option grant may permit payment of the purchase price by means of (i) cancellation of indebtedness owed by the Company, (ii) delivery of shares of Common Stock already owned by the optionee (valued at fair market value as of the date of exercise), (iii) delivery of a promissory note secured by the shares issued,
(iv) delivery of a portion of the shares issuable upon exercise (i.e., exercise for the "spread" on the option payable in shares), or (v) any combination of the foregoing or any other means permitted by the Compensation Committee.

     Any grants of restricted stock will be made pursuant to Restricted Stock Agreements, which will provide for vesting of shares at a rate to be determined by the Compensation Committee with respect to each grant of restricted stock. Until vested, shares of restricted stock are generally non-transferable and are forfeited upon termination of employment. The Company has not made any grants of restricted stock.

Options/SAR Grants in Last Fiscal Year

     The following table sets forth the stock options granted to the named officers for the year ended December 31, 2000.

                                                                                  Potential
                                        % of Total                                 Realized
                            Number of    Options/                                  Value at
                            Securities     SARs                                 Assumed Annual
                            Underlying  Granted to   Exercise                Rates of Stock Price
                             Options/    Employees    on Base                  Appreciation of
                               SARs      in Fiscal     Price    Expiration       Option Term
      Name                   Granted     Year 2000    ($/Sh)       Date          5%       10%
      ----                   -------     ---------    ------       ----        ------    -----
William H. Channell, Sr.         -          -     $    -            -   $      -       $   -

William H. Channell, Jr.         -          -          -            -          -           -

Thomas Liguori               25,000        20.5%     13.00   April 2010    204,391     517,966

Edward J. Burke              10,000         8.2%     13.75    July 2010     86,473     219,140

Andrew Zogby                  6,750         5.5%     13.75    July 2010     58,369     147,919

The options vest at a rate of 33 1/3% per year.

Aggregated Option/SAR Exercises in Last Fiscal Year and December 31, 2000 Option/SAR Values

  The following table sets forth the number and value of outstanding stock options at December 31, 2000. No options have been exercised in 2000.

                                                            Number of Shares
                              Shares                    Underlying Unexercised       Value of Unexercised In-
                             Acquired                         Options/SARs            the-Money Options/SARs
                                on         Value          at December 31,2000          at December 31, 2000
         Name                Exercise     Realized     Exercisable/Unexercisable     Exercisable/Unexercisable
         ----               ---------     --------     -------------------------     -------------------------
William H. Channell, Sr.        -         $   -                          -               $ -    / $   -

William H. Channell, Jr.        -             -           183,334 / 41,666                 -    /     -

Thomas Liguori                  -             -                 0 / 25,000                 -    /     -

Edward J. Burke                 -             -            27,168 / 14,332                 -    /     -

Andrew Zogby                    -             -            29,335 / 12,415                 -    /     -

Profit Sharing and Savings Plans

  The Company maintains a plan, established in 1993, in accordance with Section 401(K) of the Internal Revenue Code. Under the terms of this plan, eligible employees may make voluntary contributions to the extent allowable by law. Employees of the Company are eligible to participate in the plan after 90 days of employment. Matching contributions by the Company to this plan are discretionary and will not exceed that allowable for Federal income tax purposes. The Company's contributions are vested over five years in annual increments.

Employment Contracts

  The Company has entered into employment agreements with each of William H. Channell, Sr. and William H. Channell, Jr., engaging them as the Chairman of the Board and Chief Executive Officer, and President and Chief Operating Officer of the Company, respectively. For their service, each of Messrs. Channell, Sr. and Channell, Jr., was originally entitled to receive an annual salary of $520,000. During 2000, Mr. Channell, Jr.'s salary was increased to $598,000. Mr. Channell, Sr.'s salary is subject to annual cost of living increases. Mr. Channell, Sr., during 1999, reduced his hours of contribution to the Company and he agreed to reduce his compensation proportionally by $100,000 to $420,000. In addition, each executive is entitled to participate in the Incentive Stock Plan, the 401(K) Plan and the Incentive Compensation Plan. The employment agreements provide that each executive is entitled to certain other benefits paid for by the Company, including an automobile allowance, health insurance and sick leave, in accordance with the Company's customary practices for senior executive officers.

  In the case of Mr. Channell, Sr., such benefits also include (i) during the term of the agreement, the payment of premiums for a term disability policy providing for $250,000 in annual benefits in the case of his temporary or permanent disability, (ii) during the lifetime of Mr. Channell, Sr. and his wife, Jacqueline M. Channell, medical insurance for each of Mr. and Mrs. Channell comparable to that provided to the Company's senior executive officers, subject to a premium reimbursement obligation in the case of the medical insurance provided to Mrs. Channell, and (iii) during Mr. Channell, Sr.'s lifetime, a portion of the premiums on a life insurance policy owned by Mr. Channell, Sr., under which Mrs. Channell is the beneficiary.

  Each of the employment agreements has a term of five years. In the event either executive is terminated without cause (as defined in the employment agreements), he is entitled to receive, as a severance benefit, an amount equal to three times his annual base salary, and any options or Restricted Stock previously granted to such executive will become immediately vested.

Incentive Compensation Plan

  Effective beginning in the Company's 1996 fiscal year, the Board of Directors adopted the Company's 1996 Performance-Based Annual Incentive Compensation Plan (the "Incentive Plan"). Eligible participants consist of key employees of the Company. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The amount of awards granted under the Incentive Plan are determined based on an objective computation of the actual performance of the Company relative to pre-established performance goals. Measures of performance may include level of sales, EBITDA, net income, income from operations, earnings per share, return on sales, expense reductions, return on capital, stock appreciation, return on equity, invention, design or development of proprietary products or improvements thereto (patented or otherwise), or sales of such proprietary products or improvements or profitability achieved from sales of proprietary products or improvements. Awards under the Incentive Plan are payable in cash or, at the election of the Compensation Committee, Common Stock of the Company. The Compensation Committee may establish a bonus pool from which all awards under the Incentive Plan may be granted as well as individual, non-bonus pool awards. No participant in the Incentive Plan may receive awards under such plan during any fiscal year of the Company in excess of $1,000,000 or 100,000 shares of Common Stock.

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. During 2000, this Committee was composed of Mr. Richard A. Cude, Mr. Eugene R. Schutt, Jr. and Mr. Peter J. Hicks. It is the responsibility of the Committee to review and approve the Company's executive compensation plans and policies and to monitor these compensation programs in relation to the performance of the particular executive and the overall performance of the Company.

  The following is a line graph presentation comparing the Company's cumulative total return since the Initial Public Offering in July 1996 to December 31, 2000 with the performance of the NASDAQ market, the S & P Industrials and a similar Industry Index for the same period.

                COMPARISON OF 54 MONTH CUMULATIVE TOTAL RETURN*
                    AMONG CHANNELL COMMERCIAL CORPORATION,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX,
   THE S & P INDUSTRIALS INDEX AND THE S & P COMMUNICATIONS EQUIPMENT INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                            Cumulative Total Return
           --------------------------------------------------------
            7/2/96      12/96     12/97     12/98    12/99    12/00

            100.00     112.50    113.64     76.14   103.98    59.09
            100.00     108.68    133.11    187.71   348.84   209.89
            100.00     110.36    144.58    193.32   243.34   203.79
            100.00      97.25    126.70    223.17   490.09   214.30

                         BOARD MEETINGS AND COMMITTEES

   The Board of Directors held six meetings during the fiscal year December 31, 2000. The Board has two standing committees: the Audit Committee and the Compensation Committee, both established in June 1996. The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants and reviews and evaluates the Company's accounting systems and its system of internal accounting controls. The Compensation Committee makes recommendations to the full Board of Directors regarding levels and types of compensation of the Company's executive officers and administers the 1996 Incentive Stock Plan. See "Executive Compensation" and "Description of Certain Plans". In 2000, the Audit Committee met once and the Compensation Committee met two times in performing their responsibilities. In 2000, no director failed to attend at least 75% of the aggregate number of Board and Committee meetings during the period of his or her service.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                            COMPENSATION DECISIONS

   During 2000, the Company's Compensation Committee consisted of Messrs. Richard A. Cude, Eugene R. Schutt, Jr. and Peter J. Hicks. No additional information concerning the Compensation Committee or the Company's executive officers is required by Item 402 of Regulation S-K.

                         COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors (the "Committee") oversees the Company's executive compensation programs. The Committee is composed of three outside Directors. The Committee reviews and approves the compensation philosophy and program design, individual base salary, annual cash bonus and stock option grants. Among other responsibilities, the Committee reviews and approves various officer and general employee compensation, benefit policies and practices.

   Since 1996, the Company has successfully implemented an employee compensation philosophy that delivers a total compensation approach that includes market sensitive base salary, performance based individual bonuses, equity participation, a package of benefits and a working environment that creates an advantage for the Company within the extremely competitive telecommunication/broadband business environment. Equity participation and broad based employee ownership of the Company's stock is achieved through a stock option program in which most employees are able to participate. This approach enables the Company to achieve industry competitive performance in attracting and retaining employees and to align the interests of the employees to the interests of the stockholders. The Company's compensation philosophy for its officers is similar to that of all employees.

   The Committee reviews and approves the annual base salary for executive officers in line with their responsibilities and with external market practices. In determining base salary, the Committee reviews information from third party nationally recognized surveys of similar telecommunication/broadband companies. Individual officer salaries are established at appropriate levels and, in some instances, comparable to the 75th percentile of base salary practices among the surveyed companies.

   The executive bonus plan rewards achievement of specified levels of corporate revenue and earnings, division revenue and earnings where appropriate, and individual performance. Officers are eligible to receive a pre-determined portion of their base salary as a targeted annual incentive bonus. A pre-determined formula, which takes into account revenue and earnings performance against the annual plan approved by the Board of Directors, is used to determine the bonus award. There is a discretionary component that is based on each officer's performance and contribution to the Company during the fiscal year.

   The initial base salary of the Chief Executive Officer, Mr. William H. Channell, Sr., was established by an employment agreement entered into at the time of the Initial Public Offering. Mr. Channell, Sr.'s base salary is subject to cost of living increases; however, a cost of living increase was not paid in 1998, 1999 or 2000. Because of reduced hours provided to the Company, Mr. Channell, Sr. voluntarily agreed in 1999 to reduce his annual salary to $420,000. In addition, for services during 2000, the Compensation Committee awarded Mr. Channell, Sr. a bonus, as reflected in the Summary Compensation Table above.

   The Company grants stock options throughout the organization to provide long-term incentives and align employee and stockholder interests. Individual grants are based on various factors, including performance and contribution, and estimated value of proposed option grant and market prices.

                            COMPENSATION COMMITTEE
                            Richard A. Cude, Chairman
                            Eugene R. Schutt, Jr.
                            Peter J. Hicks
April 9, 2001

                            AUDIT COMMITTEE REPORT

   The following is the report of the Audit Committee with respect to the audited financial statements for the fiscal year ended December 31, 2000 (the "Financial Statements") of Channell Commercial Corporation (the "Company"). The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which has been adopted by the Board of Directors and is attached to this Proxy Statement as Appendix A.

   Management is responsible for the Company's internal controls and financial reporting process. Grant Thornton LLP, the Company's independent accountants, are responsible for performing an independent audit of the Company's Financial Statements. The Audit Committee reviewed and discussed the Company's Financial Statements with management and Grant Thornton, and discussed with Grant Thornton the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees).

   The Audit Committee has received from Grant Thornton appropriate disclosures regarding Grant Thornton's independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

   Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                            AUDIT COMMITTEE
                            Eugene R. Schutt, Jr., Chairman
                            Richard A. Cude
                            Peter J. Hicks
April 9, 2001

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The Company has two leases for approximately 261,000 square feet of manufacturing, warehouse and office space in Temecula, California, with William
H. Channell, Sr., a principal stockholder and the Chairman of the Board and Chief Executive Officer of the Company. The term of the first lease is through December 31, 2005, with two five-year renewal options. The lease provides for annual cost of living increases. Additionally, an adjacent 100,000 square foot building was constructed and completed in 1996. Subsequent to December 31, 1996, the Company guaranteed debt of Mr. Channell, Sr. of approximately $2.7 million incurred in connection with construction of the building. This building is also being leased from Mr. Channell, Sr. through 2005, with two five-year renewal options. The Company believes that the terms of these leases are no less favorable to the Company than could be obtained from an independent third party.

   In January 2001, the Company guaranteed personal debt of the Company's President and Chief Operating Officer of $0.6 million. The loan amount subject to the guarantee is expected to decline during 2001 and management of the Company plans to terminate the guarantee no later than December 15, 2001. In connection with this guarantee, the Company's President and Chief Operating Officer paid the Company a fee equal to 1% of the loan balance and provided as collateral to the Company 300,000 shares of Company stock. It is not practicable to estimate the fair value of the guarantee; however, the Company does not anticipate that it will incur losses as a result of this guarantee. During the course of the year, the Company paid certain personal expenses on behalf of the President and COO (in part through a corporate credit card which is reimbursed pursuant to an agreement between the Company and the President). These amounts are non-interest bearing. The maximum balance outstanding was $271,000 and the year end balance was $55,000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission") and the NASDAQ Stock Market. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

  Mr. Channell, Jr. failed to make timely filings of various Section 16(a) reports, as well as reports required by Section 13 of the Exchange Act from 1996 to 2001, including twelve untimely Section 16(a) reports covering thirty-six transactions during 2000. During 2001, Mr. Channell, Jr. voluntarily consented to an order issued by the Securities and Exchange Commission requiring him to file all required reports on a timely basis in the future. The Company has adopted new internal procedures to assist its directors and officers in complying with their reporting obligations on a timely basis. Except as described above with respect to Mr. Channell, Jr., based solely on the Company's review of copies of Section 16(a) filings received by it, or written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements were timely observed during 2000.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

                                    GENERAL

   The Company's Bylaws provide that the Board of Directors will be staggered into three classes. The directors in a single class are elected at each annual meeting of stockholders to serve for a term of three years or until their successors have been elected and qualified. The authorized number of members of the Board of Directors is currently seven.

   The Company's nominees for election to the Board of Directors are currently serving as Directors of the Company and have consented to being named in the Proxy Statement and to serve if elected. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the nominees named herein. Although it is anticipated that the nominees will be able to serve as directors, should any nominee become unavailable to serve, the proxies will be voted for such other person as may be designated by the Company's Board of Directors in accordance with their judgment.

   Set forth below is the name and description of the background of the nominees for Director of the Company and their principal occupation for the past five years. The nominees first became Directors of the Company in the year set forth in the biographical information and have continually served as Directors of the Company since that date.


           Name                    Age                  Position
       ------------               -----       ---------------------------
       Jacqueline M. Channell      69         Secretary and Director
       Peter J. Hicks              51         Director

   Biographical information follows for the nominees. Age is as of December 31, 2000:

  Jacqueline M. Channell has been the Company's Secretary and a Director since 1966. She is a co-trustee of the Channell Family Trust, which is a principal stockholder of the Company, and is the wife of William H. Channell, Sr. and the mother of William H. Channell, Jr.

Peter J. Hicks became a Director of the Company in March, 2000. Mr. Hicks is a managing director of Linx Partners, an investment firm specializing in private industrial equity investments. From 1987 to 1999, Mr. Hicks was a managing director of Schroder and Company. Mr. Hicks has more than 23 years of investment banking and corporate finance experience and has served on the board of directors of numerous companies.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                  PROPOSAL 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The firm of Grant Thornton LLP, the Company's independent public accountants for the fiscal year ended December 31, 2000, was selected by the Board of Directors, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 2001, subject to ratification by the stockholders by an affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the Meeting. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates, except in the firm's capacity as the Company's independent public accountants.

   A representative of Grant Thornton LLP is expected to be present at the Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                           AUDIT AND ALL OTHER FEES

   Grant Thornton's fees for preparing the 2000 annual audit (including quarterly reviews) were $240,650. Grant Thornton did not render service to the Company with respect to financial information systems design and implementation. Fees for other non-audit services, primarily related to taxes, totaled $125,000.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   All proposals of stockholders intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, by December 25, 2001, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors knows of no other matters which may be presented for consideration at the Annual Meeting. However, if any other matter is presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                   FORM 10-K

   The 2000 Form 10-K, without exhibits, containing the financial statements of the Company for the year ended December 31, 2000, accompanies this proxy statement. A list of exhibits is included in the Form 10-K and are available from the Company upon the payment to the Company of the costs of furnishing them.

                                        By Order of the Board of Directors,

                                        /s/ Jacqueline M. Channell

                                        Jacqueline M. Channell
                                        Secretary
Dated:  April 23, 2001

                                                                      APPENDIX A


                            AUDIT COMMITTEE CHARTER


1.  Members.  The Board of Directors shall appoint an Audit Committee of at
    --------
least three members, consisting entirely of "independent" directors of the Board, and shall designate one member as chairperson. For persons hereof, "independent" shall mean a director who meets the National Association of Securities Dealers, Inc. ("NASD") definition of "independence".

    Each member of the Company's Audit Committee must be financially literate and one member of the Audit Committee shall have accounting or related financial management expertise, both as provided in the NASD rules.

2.  Purposes, Duties and Responsibilities.  The Audit Committee shall represent
    --------------------------------------
the Board of Directors in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee shall:

    (i) Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.

    (ii) Review with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters and any reports of the independent auditors with respect to interim periods.

    (iii) Review the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and assess the independence of the outside auditor as required under Independent Standard Boards Standard No. 1.

    (iv) Review and discuss with management and the independent auditors the financial statements of the Company, including an analysis of the auditors' judgment as to the quality of the Company's accounting principles.

    (v) Review and discuss the adequacy of the Company's internal controls with the Company's Chief Financial Officer and/or his designee from time to time.

    (vi) Review significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports.

    (vii) Review the financial statements of the Company and its subsidiaries on a quarterly basis, in a manner consistent with Statement on Auditing Standards No. 71, and perform such review, if practicable, prior to the public release of quarterly earnings information and, in any event, prior to the filing of Forms 10-Q and/or 10-K.

    (viii) Prepare and attempt to cause to be included in the Company's proxy materials the Audit Committee Report required by the Rules and Regulations of the Securities and Exchange Commission.

    (ix) Review material pending legal proceedings involving the Company and other contingent liabilities.

    (x) Review the adequacy of the Audit Committee Charter on an annual basis.

    3.  Meetings.  The Audit Committee shall meet as often as may be deemed
        ---------
necessary or appropriate in its judgment, generally two times each year, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee may create subcommittees who shall report to the Audit Committee. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

    4.  Limitations on Duties.  While the Audit Committee has the
        ---------------------
responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company's independent auditors. It is also not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

CHANNEL COMMERCIAL
CORPORATION
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398

               April 23, 2001

               Dear, Stockholder:

               You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Monday, May 21, 2001, at the Embassy Suites Hotel located at 29345 Rancho California Road, Temecula, California. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

               Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

                                   Sincerely,
                                   Jacqueline M. Channell

                                   Secretary




        [CNLCM-CHANNELL COMMERCIAL CORPORATION] [FILE NAME: ZCNLC1ELX]
                  [VERSION - (1)] [04/06/01] [orig. 04/06/01]

                                  DETACH HERE

[X]  Please mark
     votes as in
     this example.

     ---------------------------------------
          CHANNELL COMMERCIAL CORPORATION
     ---------------------------------------
               1. Election of Directors.

                    (01)  Jacqueline M. Channell           2. Selection of Grant Thornton LLP as the         FOR   AGAINST   ABSTAIN
                    (02)  Peter J. Hicks                      Company's independent public accountants for    [_]     [_]       [_]
                                                              the year ending December 31, 2001.
                FOR                     WITHHOLD
                ALL   [_]          [_]  FROM ALL
             NOMINEES                   NOMINEES

          [_]___________________________________________
               For all nominees except as noted above



                                                              Mark box at right if you plan to attending the meeting.          [_]

                                                              Mark box at right if an address change or comment has been
                                                              noted on the reverse side of this card.                          [_]


                                                              Please be sure to sign and date this Proxy.

Signature:____________________ Date:__________ Signature:___________________
Date:____________

 [CNLGM - CHANNELL COMMERCIAL CORPORATION] [FILE NAME: ZCNLC2.ELX] [VERSION -
                       (1)] [04/06/01] [orig. 04/06/01]

                                  DETACH HERE


PROXY                    CHANNELL COMMERCIAL CORPORATION                   PROXY

      Proxy Solicited on Behalf of the Board of Directors of the Company
                       for Annual Meeting, May 21, 2001

The undersigned hereby appoints William H. Channell, Sr., William H. Channell, Jr., Eugene R. Schutt, Jr. and Richard A. Cude, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the 2001 Annual Meeting of the Company, to be held at the Embassy Suites Hotel, 29345 Rancho California Road, Temecula, California 92592 on Monday, May 21, 2001 at 9:00 a.m., local time, and at any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement and (2) in their discretion upon such other matters as may properly come before this meeting.

The undersigned hereby acknowledge receipt of; (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended December 31, 2000.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

--------------------------------------------------------------------------------
  PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please sign exactly as your name appears hereon, date and return this Proxy promptly in the envelope provided. Please correct your address before returning the Proxy. Persons signing in a fiduciary capacity should indicate that fact and give their full title, if a corporation, please sign in full corporate name by the president: or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Joint owners must each sign personally.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?
______________________________________     _____________________________________
______________________________________     _____________________________________
______________________________________     _____________________________________